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                                                                      EXHIBIT 21



                 SUBSIDIARIES OF SHEFFIELD PHARMACEUTICALS, INC.


         Name                                                                   Jurisdiction of Incorporation
         ----                                                                   -----------------------------
1.       Ion Pharmaceuticals, Inc. (100% owned subsidiary)                      Delaware

2.       CP Pharmaceuticals, Inc. (100% owned subsidiary)                       Delaware

3.       Systemic Pulmonary Delivery, Ltd. (100% owned subsidiary)              Bermuda

4.       Respiratory Steroid Delivery, Ltd. (80.1% owned subsidiary)            Bermuda